Exhibit 10.34

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

Pursuant to the retained power of amendment contained in Section 6.1 of the “Select Comfort Corporation Executive Severance Pay Plan,” as previously amended and restated as of August 21, 2008 (the “Plan”), the undersigned amends the Plan as set forth below.

Section 4.4(A) of the Plan is amended, effective December 12, 2008 (and applies to any Qualified Employee who has a Termination of Employment after that date) to read as follows:

(A)

          (1)          With respect to a Qualified Employee who is classified by the Participating Employer as a Grade 14 or 15, the base amount of Severance Pay benefits pursuant to Section 4.1 will be paid in a single lump sum within a reasonable time following the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the period prescribed by the Administrator and no rescission of any such Release) and in no event later than March 1st of the calendar year following the calendar year during which such Termination of Employment occurs.

          (2)          With respect to a Qualified Employee who is classified by the Participating Employer as a Grade 13, the base amount of Severance Pay benefits pursuant to Section 4.1 will be paid in substantially equal installments at regular payroll intervals beginning not more than forty-five (45) days after the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the period prescribed by the Administrator and no rescission of any such Release); provided, that any portion of the base amount of Severance Pay benefits pursuant to Section 4.1 that would exceed the limitations of the separation pay exception to Code section 409A (as described in Treasury Regulation section 1.409A-1(b)(9)) will be paid in a single lump sum within a reasonable time following the Participant’s Termination of Employment (subject to the provisions of Section 3.3 relating to execution and delivery of a Release within the period prescribed by the Administrator and no rescission of any such Release) and in no event later than March 1st of the calendar year following the calendar year during which such Termination of Employment occurs.

          (3)          Severance Pay benefits paid in installments at regular payroll intervals are intended to comply with the separation pay exception to Code section 409A (as described in Treasury Regulation section 1.409A-1(b)(9)). Severance Pay benefits paid in a single lump sum payment are intended to comply with the short-term deferral exception to Code section 409A (as described in Treasury Regulations section 1.409A-1(b)(4)) because such benefits will be paid not later than March 15th of the calendar year following the calendar year in which the employee’s right to the benefits is no longer subject to a substantial risk of forfeiture within the meaning of Code section 409A

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers on the date written below.

SELECT COMFORT CORPORATION

Dated: December 12, 2008	By:	/s/ Mark A. Kimball
Senior Vice President & General Counsel

Dated: December 12, 2008	By:	/s/ Karen R. Richard
Vice President, Chief Human Resource and
Strategy Officer